Exhibit 99.1

Digimarc Reports Second Quarter 2025 Financial Results

Beaverton, Ore. – August 14, 2025 – Digimarc Corporation (NASDAQ: DMRC) reported financial results for the second quarter ended June 30, 2025.

“As AI accelerates how we produce, share, and interact with the world around us, the risks of fraud, counterfeiting, theft, and misinformation are growing exponentially,” said Digimarc CEO Riley McCormack. “In the wake of the relentless acceleration of AI models and agents, a vacuum of trust and authenticity is being created. Digimarc is focused on filling that vacuum by delivering a future where humans and intelligent systems alike can verify what's real, protect what matters, and move forward with confidence. We are focused on making trust verifiable and authenticity scalable. We are focused on building the trust layer for the modern world. In Q2, we made significant progress towards doing just that.”

Second Quarter 2025 Financial Results

Subscription revenue for the second quarter of 2025 decreased to $4.6 million compared to $6.4 million for the second quarter of 2024, primarily reflecting the expiration of two commercial contracts that contributed $1.9 million of subscription revenue during the three months ended June 30, 2024.

Service revenue for the second quarter of 2025 decreased to $3.4 million compared to $4.0 million for the second quarter of 2024, primarily reflecting $0.5 million of lower government service revenue from the Central Banks.

Total revenue for the second quarter of 2025 decreased to $8.0 million compared to $10.4 million for the second quarter of 2024.

Annual recurring revenue (ARR1) as of June 30, 2025 was $15.9 million compared to $23.9 million as of June 30, 2024. The $8.0 million decrease primarily reflects the expiration of two commercial contracts that accounted for a total of $9.3 million of ARR, partially offset by increases to ARR from new and existing commercial contracts.

Gross profit margin for the second quarter of 2025 decreased to 59% compared to 66% for the second quarter of 2024. Excluding amortization expense on acquired intangible assets, subscription gross profit margin decreased to 85% from 89%, and service gross profit margin increased to 59% from 58% for the second quarter of 2025 compared to the second quarter of 2024, respectively.

Non-GAAP gross profit margin for the second quarter of 2025 decreased to 80% compared to 81% for the second quarter of 2024.

Operating expenses for the second quarter of 2025 decreased to $13.1 million compared to $16.8 million for the second quarter of 2024, primarily reflecting $4.9 million of lower cash compensation costs due to lower headcount, partially offset by $1.3 million of higher stock compensation costs.

Non-GAAP operating expenses for the second quarter of 2025 decreased to $8.9 million compared to $14.0 million for the second quarter of 2024.

Net loss for the second quarter of 2025 was $8.2 million or ($0.38) per share compared to $9.3 million or ($0.43) per share for the second quarter of 2024.

Non-GAAP net loss for the second quarter of 2025 was $2.3 million or ($0.11) per share compared to $4.9 million or ($0.23) per share for the second quarter of 2024.

At June 30, 2025, cash, cash equivalents and marketable securities totaled $16.1 million compared to $28.7 million at December 31, 2024. Free cash flow usage for the second quarter of 2025 decreased to $5.0 million compared to $6.9 million for the second quarter of 2024. Excluding the previously accrued severance costs of $0.9 million that were paid in the second quarter of 2025, free cash flow usage would have been $4.1 million.

(1) Annual Recurring Revenue (ARR) is a company performance metric calculated as the aggregation of annualized subscription fees from all of our commercial contracts as of the measurement date.

Conference Call

Digimarc will hold a conference call today (Thursday, August 14, 2025) to discuss these financial results and to provide a business update. CEO Riley McCormack, CFO Charles Beck, and CLO George Karamanos will host the call starting at 5:00 p.m. Eastern time (2:00 p.m. Pacific time). A question and answer session will follow management’s prepared remarks.

The conference call and investor presentation will be broadcast live and available for replay here and in the investor section of the company’s website. The conference call script and investor presentation will also be posted to the company’s website shortly before the call.

For those who wish to call in via telephone to ask a question, please dial the number below at least five minutes before the scheduled start time. We encourage you to also login to the live broadcast so you can follow along with the investor presentation.

Toll Free number: 877-407-0832

International number: 201-689-8433

Conference ID number: 13748471

Company Contact:

Charles Beck

Chief Financial Officer
Charles.Beck@digimarc.com

+1 503-469-4721

###

About Digimarc

Digimarc Corporation (NASDAQ: DMRC) is the pioneer and global leader in digital watermarking technologies. For nearly 30 years, Digimarc innovations and intellectual property in digital watermarking have been deployed at massive scale for the identification and the authentication of physical and digital items. A notable example of this is our partnership with a consortium of the world’s central banks to deter counterfeiting of global currency. Digimarc is also instrumental in supporting global industry standards efforts spanning both the physical and digital worlds. In 2023, Digimarc was named to the Fortune 2023 Change the World list and honored as a 2023 Fast Company World Changing Ideas finalist. Learn more at Digimarc.com.

Forward-Looking Statements

Except for historical information contained in this release, the matters described in this release contain various “forward-looking statements.” These forward-looking statements include statements identified by terminology such as “will,” “should,” “expects,” “estimates,” “predicts” and “continue” or other derivations of these or other comparable terms. These forward-looking statements are statements of management’s opinion and are subject to various assumptions, risks, uncertainties and changes in circumstances. Actual results may vary materially from those expressed or implied from the statements in this release as a result of changes in economic, business and regulatory factors. More detailed information about risk factors that may affect actual results are outlined in the company’s Form 10-K for the year ended December 31, 2024, and in subsequent periodic reports filed with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date of this release. Except as required by law, Digimarc undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

Non-GAAP Financial Measures

This release contains the following non-GAAP financial measures: Non-GAAP gross profit, Non-GAAP gross profit margin, Non-GAAP operating expenses, Non-GAAP net loss, Non-GAAP loss per share (diluted), and free cash flow. See below for a reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure. These non-GAAP financial measures are an important measure of our operating performance because they allow management, investors and analysts to evaluate and assess our core operating results from period-to-period after removing non-cash and non-recurring activities that affect comparability. Our management uses these non-GAAP financial measures in evaluating its financial and operational decision making and as a means to evaluate period-to-period comparisons.

Digimarc believes that providing these non-GAAP financial measures, together with the reconciliation to GAAP, helps management and investors make comparisons between us and other companies. In making any comparisons to other companies, investors need to be aware that companies use different non-GAAP measures to evaluate their financial performance. Investors should pay close attention to the specific definition being used and to the reconciliation between such measures and the corresponding GAAP measures provided by each company under applicable SEC rules. These non-GAAP financial measures are not measurements of financial performance or liquidity under GAAP. In order to facilitate a clear understanding of its consolidated historical operating results, investors should examine Digimarc’s non-GAAP financial measures in conjunction with its historical GAAP financial information, and investors should not consider non-GAAP financial measures in isolation or as substitutes for performance measures calculated in accordance with GAAP.  Non-GAAP financial measures should be viewed as supplemental to, and should not be considered as alternatives to, GAAP financial measures. Non-GAAP financial measures may not be indicative of the historical operating results of the Company nor are they intended to be predictive of potential future results.

Digimarc Corporation

Consolidated Statements of Operations

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Revenue:
Subscription	$4,624	$6,380	$9,938	$12,142
Service	3,386	3,999	7,440	8,175
Total revenue	8,010	10,379	17,378	20,317
Cost of revenue:
Subscription (1)	715	723	1,459	1,470
Service (1)	1,383	1,661	2,790	3,500
Amortization expense on acquired intangible assets	1,205	1,132	2,337	2,272
Total cost of revenue	3,303	3,516	6,586	7,242
Gross profit
Subscription (1)	3,909	5,657	8,479	10,672
Service (1)	2,003	2,338	4,650	4,675
Amortization expense on acquired intangible assets	(1,205)	(1,132)	(2,337)	(2,272)
Total gross profit	4,707	6,863	10,792	13,075
Gross profit margin:
Subscription (1)	85%	89%	85%	88%
Service (1)	59%	58%	63%	57%
Total	59%	66%	62%	64%

Operating expenses:
Sales and marketing	3,231	5,616	8,309	11,152
Research, development and engineering	4,536	6,644	12,170	13,385
General and administrative	5,078	4,314	10,259	8,834
Amortization expense on acquired intangible assets	288	271	559	543
Total operating expenses	13,133	16,845	31,297	33,914

Operating loss	(8,426)	(9,982)	(20,505)	(20,839)
Other income, net	210	723	579	1,251
Loss before income taxes	(8,216)	(9,259)	(19,926)	(19,588)
Provision for income taxes	(4)	(11)	(24)	(20)
Net loss	$(8,220)	$(9,270)	$(19,950)	$(19,608)

Loss per share:
Loss per share — basic	$(0.38)	$(0.43)	$(0.93)	$(0.93)
Loss per share — diluted	$(0.38)	$(0.43)	$(0.93)	$(0.93)
Weighted average shares outstanding — basic	21,608	21,392	21,565	21,061
Weighted average shares outstanding — diluted	21,608	21,392	21,565	21,061

(1)	Cost of revenue, Gross profit and Gross profit margin for Subscription and Service excludes amortization expense on acquired intangible assets.

Digimarc Corporation

Reconciliation of GAAP to Non-GAAP Financial Measures

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
GAAP gross profit	$4,707	$6,863	$10,792	$13,075
Amortization of acquired intangible assets	1,205	1,132	2,337	2,272
Amortization and write-off of other intangible assets (1)	219	209	438	421
Stock-based compensation	253	156	390	409
Non-GAAP gross profit	$6,384	$8,360	$13,957	$16,177
Non-GAAP gross profit margin	80%	81%	80%	80%

GAAP operating expenses	$13,133	$16,845	$31,297	$33,914
Depreciation and write-off of property and equipment	(138)	(198)	(284)	(391)
Amortization of acquired intangible assets	(288)	(271)	(559)	(543)
Amortization and write-off of other intangible assets	(227)	(31)	(201)	(164)
Amortization of lease right of use assets under operating leases	(103)	(86)	(201)	(173)
Stock-based compensation	(3,518)	(2,250)	(4,641)	(4,828)
Non-GAAP operating expenses	$8,859	$14,009	$25,411	$27,815

GAAP net loss	$(8,220)	$(9,270)	$(19,950)	$(19,608)
Total adjustments to gross profit	1,677	1,497	3,165	3,102
Total adjustments to operating expenses	4,274	2,836	5,886	6,099
Non-GAAP net loss	$(2,269)	$(4,937)	$(10,899)	$(10,407)

GAAP loss per share (diluted)	$(0.38)	$(0.43)	$(0.93)	$(0.93)
Non-GAAP net loss	$(2,269)	$(4,937)	$(10,899)	$(10,407)
Non-GAAP loss per share (diluted)	$(0.11)	$(0.23)	$(0.51)	$(0.49)

Free cash flow
Cash flows from operating activities	$(4,688)	$(6,830)	$(10,174)	$(15,252)
Purchase of property and equipment	(198)	(26)	(253)	(132)
Capitalized patent costs	(120)	(90)	(208)	(196)
Free cash flow	$(5,006)	$(6,946)	$(10,635)	$(15,580)

(1)

In the second quarter of fiscal 2025, management updated its definition of Non-GAAP gross profit to adjust for the amortization of patent maintenance costs. The related amortization expense for the three and six months ended June 30, 2025 and 2024 is now reflected in “amortization and write-off of other intangible assets” above to calculate Non-GAAP gross profit, Non-GAAP net loss and Non-GAAP loss per share (diluted).

Digimarc Corporation

Consolidated Balance Sheet Information

(in thousands)

(Unaudited)

	June 30,	December 31,
	2025	2024
ASSETS
Current assets:
Cash and cash equivalents (1)	$10,109	$12,365
Marketable securities (1)	5,979	16,365
Trade accounts receivable, net	6,358	6,412
Other current assets	2,664	4,189
Total current assets	25,110	39,331
Property and equipment, net	1,042	1,040
Intangibles, net	20,595	22,191
Goodwill	9,207	8,532
Lease right of use assets	3,458	3,659
Other assets	1,334	1,013
Total assets	$60,746	$75,766

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and other accrued liabilities	$5,474	$5,118
Deferred revenue	3,951	4,020
Total current liabilities	9,425	9,138
Long-term lease liabilities	4,779	5,213
Other long-term liabilities	59	56
Total liabilities	14,263	14,407

Shareholders’ equity:
Preferred stock	50	50
Common stock	22	21
Additional paid-in capital	418,085	415,049
Accumulated deficit	(370,728)	(350,778)
Accumulated other comprehensive loss	(946)	(2,983)
Total shareholders’ equity	46,483	61,359
Total liabilities and shareholders’ equity	$60,746	$75,766

(1)	Aggregate cash, cash equivalents, and marketable securities was $16.1 million and $28.7 million at June 30, 2025 and December 31, 2024, respectively.

Digimarc Corporation

Consolidated Cash Flow Information

(in thousands)

(Unaudited)

	Six Months Ended
	June 30,
	2025	2024
Cash flows from operating activities:
Net loss	$(19,950)	$(19,608)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and write-off of property and equipment	284	391
Amortization of acquired intangible assets	2,896	2,815
Amortization and write-off of other intangible assets	639	438
Amortization of lease right of use assets under operating leases	201	173
Stock-based compensation	5,031	5,237
Increase (decrease) in allowance for doubtful accounts	311	(17)
Changes in operating assets and liabilities:
Trade accounts receivable	(442)	(2,236)
Other current assets	1,447	426
Other assets	(201)	(456)
Accounts payable and other accrued liabilities	79	(992)
Deferred revenue	(71)	(1,037)
Lease liability and other long-term liabilities	(398)	(386)
Net cash provided by (used in) operating activities	(10,174)	(15,252)

Cash flows from investing activities:
Purchase of property and equipment	(253)	(132)
Capitalized patent costs	(208)	(196)
Proceeds from maturities of marketable securities	13,741	9,623
Purchases of marketable securities	(3,355)	(14,753)
Net cash provided by (used in) investing activities	9,925	(5,458)

Cash flows from financing activities:
Issuance of common stock, net of issuance costs	—	32,218
Purchase of common stock	(2,048)	(2,332)
Repayment of loans	(18)	(18)
Net cash provided by (used in) financing activities	(2,066)	29,868
Effect of exchange rate on cash	59	(16)
Net increase (decrease) in cash and cash equivalents	$(2,256)	$9,142

Cash, cash equivalents and marketable securities at beginning of period	$28,730	$27,182
Cash, cash equivalents and marketable securities at end of period	16,088	41,461
Net increase (decrease) in cash, cash equivalents and marketable securities	$(12,642)	$14,279

###